EXHIBIT 99.1

For release: May 3, 2016	Contact: Brian Dingerdissen
Investor Relations
O: 610.645.1191
BJDingerdissen@AquaAmerica.com

Gretchen Toner
Manager, Strategic Communications
O: 610.645.1175
M: 484.368.4816
GMToner@AquaAmerica.com

AQUA AMERICA REPORTS EARNINGS FOR FIRST QUARTER

•	Earnings per share increased 7.4 percent to $0.29 vs. $0.27 in 2015

•	Year-to-date acquisitions added approximately 5,250 customer connections

Bryn Mawr, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the first quarter ended March 31, 2016.

First Quarter Operating Results

Revenues increased to $192.6 million, or 1.2 percent, in the first quarter of 2016, compared to $190.3 million in the same quarter of 2015. Rates, surcharges, regulated customer growth and other factors increased revenues by approximately $7.3 million compared to the first quarter of 2015. Reduced revenue from market-based activities offset the increase by $3.2 million, with a decline in consumption providing further reduction.

Operations and maintenance expenses were $73.5 million for the first quarter of 2016, compared to $73.2 million in the first quarter of 2015. Lower production costs, a decrease in expenses tied to market-based activities and other factors collectively decreased operating expenses by $3.9 million year-over-year for the first quarter. Increased expenses tied to regulated acquisitions, health insurance, and other employee costs offset the decrease by $4.3 million.

Other factors driving the company’s results included approximately $73 million in capital spending which generated a $1.1 million increase in allowance for funds used during construction compared to the first quarter of 2015. Additionally, through additional tax deductions recognized for qualifying infrastructure improvements by Aqua Pennsylvania, the company reduced its effective tax rate year-over-year.

Net income for the first quarter was $51.7 million, which was a 6.6 percent increase compared to $48.5 million reported in the same quarter of 2015. Earnings per diluted common share were $0.29 for the quarter, an increase of 7.4 percent compared to $0.27 in the same quarter of the previous year.

“The first quarter yielded strong financial results, demonstrating management’s commitment to growing the company’s regulated business by investing the necessary capital in the communities we serve and generating economies of scale for our customers by making disciplined acquisitions,” said Aqua America President and Chief Executive Officer Christopher Franklin. “We remain focused on capitalizing on our core capabilities of deploying capital, earning a regulated return on our infrastructure investments and operating the company at optimal efficiency to put our customers, communities, employees and shareholders in a position to succeed.”

Capital Expenditures

Through the first quarter of 2016, Aqua invested approximately $73 million to improve its infrastructure systems. The company expects to invest more than $350 million in 2016 and more than $1.1 billion through 2018. The capital investments made in the infrastructure of the communities Aqua serves are paramount to helping the company accomplish its mission of protecting and providing Earth’s most essential resource.

Dividend

On April 15, 2016 Aqua America’s Board of Directors declared a quarterly cash dividend of $0.178 per share of common stock. This dividend will be payable on June 1, 2016 to shareholders of record on May 13, 2016. Aqua has paid consecutive quarterly cash dividends for 71 years and has increased the dividend 25 times in the last 24 years.

Rate Activity

To date in 2016, the company’s state subsidiaries in Illinois, North Carolina, Ohio, Texas and Virginia have received rate awards or infrastructure surcharges totaling an estimated increase to annualized revenues of $4.5 million. This includes $1.1 million of revenues collected under interim rates during 2015.

Additionally, the company currently has a combined $5.1 million in rate or surcharge proceedings pending in New Jersey, Indiana and Virginia.

Acquisition Growth in Regulated Operations

In addition to the closing of Superior Water Company in Pennsylvania and Wastewater One LLC’s Galena wastewater system in Indiana, which added more than 4,200 customer connections collectively, Aqua has completed acquisitions in Illinois, North Carolina and Virginia in 2016. Acquisitions alone have increased the company’s customer base by approximately 0.5 percent thus far. Coupled with organic customer growth, the company expects to increase its total customer connections by 1.5 to 2 percent in 2016.

•	Aqua Illinois purchased the assets of the Eastwood Manor Water Company and the Nunda Utility Company in McHenry County, Illinois. The systems collectively have 487 customer connections and serve approximately 1,500 people. The Eastwood Manor and Nunda Utility systems were acquired under the provisions of Illinois Water Systems Viability Act 98-0213, a law that promotes the acquisition of smaller, often troubled utilities by larger, more efficient utilities.

•	Aqua Illinois acquired the water and wastewater utility assets of Golf Greenwood Gardens Improvement Association, each of which serves 72 customer connections located in unincorporated Cook County within Aqua Illinois’ existing North Maine Utility’s certificated area.

•	Aqua Illinois purchased the assets of the Crystal Clear Water Company, also under the Illinois Water Systems Viability Act 98-0213. The company plans to invest nearly $500,000 to bring the system, which serves 293 connections, into compliance with the Illinois Environmental Protection Agency.

•	Aqua North Carolina purchased the water assets of the Clear Meadow water system in the Mint Hill area of Mecklenburg County, which has 62 customer connections.

•	Aqua Virginia acquired the water assets of the Twin Cedars subdivision in Caroline County. The system serves 30 customer connections and will be served by existing nearby operations in the area.

“The management team is focused on our refined three-pronged strategy to grow the regulated business by offering solutions to mid-sized government owned utilities; seeking accretive M&A opportunities in the U.S. regulated sector; and pursuing ventures in the market-based business arena that provide supplementary and complementary opportunities for the regulated business,” said Franklin. “In the first half of 2016, we will finish divesting most of our small market-based businesses that we have determined are not scalable. Our current market-based activities contribute less than one percent of the company’s net income. We remain excited about the opportunities our corporate development group is pursuing that could significantly build our company in the coming years.”

Financial Information

At quarter-end, Aqua America’s weighted average cost of fixed-rate long-term debt was 4.57 percent and the company had $249 million available on its credit lines.

2016 Guidance

•	Earnings per diluted common share of $1.30 to $1.35

•	Total customer base growth of 1.5 to 2 percent

•	Same-system operations and maintenance expenses increase of 1 to 2 percent

•	More than $350 million in capital investments; more than $1.1 billion in 2016 through 2018

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Earnings Call Information

Date: May 4, 2016

Time: 11 a.m. ET (please dial in by 10:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 4218511

The company’s conference call with financial analysts will take place on Wednesday, May 4, 2016 at 11 a.m. Eastern Daylight Time. The call and slide presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 4, 2016 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 4218511). International callers can dial +1 719.457.0820 (pass code 4218511).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Caution Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s ability to grow its regulated business; the continuation of the company’s growth-through-acquisition program and the expectations for customer growth from this program; the anticipated amount of capital investment through 2018; the company’s ability to manage operations and maintenance expenses through economies of scale; the company’s ability to pay a dividend; the company’s ability to recover capital expenditures in rates; the expected increase in customer base for the year; the guidance range of earnings per share for the year; and the company’s continuation of investments in strategic ventures. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure due to its financial position; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2016	2015
Operating revenues	$192,607	$190,326

Net income	$51,737	$48,545

Basic net income per common share	$0.29	$0.27
Diluted net income per common share	$0.29	$0.27

Basic average common shares outstanding	177,104	176,888
Diluted average common shares outstanding	177,819	177,792

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31, 2016	December 31, 2015
Net property, plant and equipment	$4,752,881	$4,688,925
Current assets	122,733	128,370
Regulatory assets and other assets	939,829	900,578

	$5,815,443	$5,717,873

Total equity	$1,760,707	$1,725,930
Long-term debt, excluding current portion, net of debt issuance costs	1,744,108	1,720,447
Current portion of long-term debt and loans payable	57,137	52,314
Other current liabilities	117,206	140,885
Deferred credits and other liabilities	2,136,285	2,078,297

	$5,815,443	$5,717,873

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2016	2015
Operating revenues	$192,607	$190,326

Cost & expenses:
Operations and maintenance	73,541	73,189
Depreciation	32,145	30,500
Amortization	450	849
Taxes other than income taxes	14,140	14,621

Total	120,276	119,159

Operating income	72,331	71,167

Other expense (income):
Interest expense, net	19,853	18,665
Allowance for funds used during construction	(2,308)	(1,182)
(Gain) on sale of other assets	(207)	(169)
Equity loss in joint venture	249	714

Income before income taxes	54,744	53,139
Provision for income taxes	3,007	4,594

Net income	$51,737	$48,545

Net income per common share:
Basic	$0.29	$0.27
Diluted	$0.29	$0.27

Average common shares outstanding:
Basic	177,104	176,888

Diluted	177,819	177,792